Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 30, 2015	OTCQB: WFCF

Where Food Comes From, Inc. Reports Continued Revenue and Earnings Growth in Second Quarter and Six-Month Period

Second quarter revenue up 25% to $2.5 million from $2.0 million last year

Second quarter net income up 170% to $144,100 from $53,400 last year

Six-month revenue up 35% to $4.6 million from $3.4 million last year

Six-month net income increases to $199,000 from a net loss of $80,200 last year

Operating cash flow grows 406% to $473,700 in second quarter and 378% to $872,200 for six-month period

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced continued growth in revenue and profitability for its second quarter and six-month period ended June 30, 2015.

“We are pleased to report record revenue and earnings growth in the second quarter and year-to-date period,” said John Saunders, chairman and CEO. “We continue to add new customers for our growing portfolio of verification solutions and to benefit from consumer and regulatory demand for increased transparency in food production practices. In addition to resurgent demand for source verification resulting from the USDA’s Animal Disease Traceability (ADT) program, we are seeing particularly strong consumer interest in areas including non-GMO, organic and sustainable production practices. Our involvement with the pilot project for sustainable beef in Canada continues to deepen and we believe the leadership McDonald’s is showing in this area is an early leading indicator of a much larger movement in North America, if not internationally. This bodes well for Where Food Comes From as the leader in independent third-party verification of sustainable production practices.”

Second Quarter Results

Second quarter revenue increased 25% to $2,479,100 from revenue of $1,978,500 in the same quarter last year. Verification services revenue increased 27% year over year to $2,146,800 from $1,696,300. Product revenue (cattle identification tags) increased 27% to $300,100 from $236,100. The growth in both revenue categories reflects a larger customer base resulting from the Company’s organic growth initiatives as well as M&A activity. In particular, the Company is benefitting from the early effects of the USDA’s Animal Disease Traceability (ADT) program, which is phasing in slowly but expected to steadily contribute to increased product and service revenue as more producers come into compliance with the program through source audits and the associated purchase of ear tags. Other revenue, primarily associated with the Company’s Where Food Comes From® labeling program, decreased 30% year over year – to $32,200 from $46,100 – due to a change in beef suppliers at Heinen’s Fine Foods, the Company’s largest labeling customer. The Company continues to work with Heinen’s to bring its new beef supply chain into conformance with labeling program requirements. In addition, the Company continues to add new grocery customers to the program across the United States.

Gross profit in the second quarter increased 36% year-over-year to $1,199,100 from $884,600. Gross margin improved to 48% from 45% year over year. Selling, general and administrative expenses grew by 25% year over year as the result of higher head count, increased sales and marketing costs, and higher costs related to being a publicly held company. SG&A as a percent of revenue in the second quarter was steady year over year at 40%.

Net income attributable to Where Food Comes From, Inc. increased 170% to $144,100, or one cent per share, compared with net income of $53,400, or less than one cent per share, in the same quarter a year ago.

The Company generated $473,700 in cash from operations in the second quarter, up 406% from $93,500 in the same quarter last year.

Balance Sheet

Cash, cash equivalents and restricted cash at June 30, 2015, increased 23% to $3,480,300 from $2,833,100 at 2014 year-end. Working capital increased to $3,850,400 from $3,380,700.

Six-Month Results

Total revenue increased 35% to $4,560,400 from revenue of $3,374,400 in the same period last year. Verification services revenue increased 34% year over year to $3,921,000 from $2,921,000. Product revenue (cattle identification tags) increased 56% to $579,900 from $371,500. As in the second quarter, the growth in verification and product revenue reflected an increase in auditing customers. Labeling program revenue declined 27% year over year to $59,600 from $81,900 due to the aforementioned change in beef suppliers at the Company’s largest labeling customer. However, for the comparative six-month periods, the number of grocery locations using the Company’s labeling program has increased significantly, and the Company expects labeling revenue to grow over the long term.

Gross profit through six months increased 50% to $2,162,400 from $1,442,200. Gross margin increased to 47% from 43% in the first six months of 2014. Selling, general and administrative expenses grew by 20% year over year as the result of higher head count, increased sales and marketing costs, and higher public company costs. However, as a percent of revenue, SG&A expenses improved to 43% from 48% in the year-ago period.

Net income attributable to Where Food Comes From, Inc. improved to $199,000, or one cent per share, from a net loss of $80,200, or less than one cent per share, a year ago.

The Company generated $872,200 in cash from operations in the first half of 2015, up 378% from $182,600 in the same period last year.

Conference Call

The Company will conduct a conference call today at 9:00 a.m. Mountain Time (11:00 a.m. ET.)

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13614643

Phone replay:

A telephone replay of the conference call will be available through August 13, 2015, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13614643

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about expectations for growing labeling revenue; expectations for ADT to positively impact revenue growth; expectations for increased demand for sustainability audits; the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace; and the Company’s ability to generate results in the future that are comparable to better than the results contained herein are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the second quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended			Six Month Ended
	June 30,			June 30,
	2015	2014		2015	2014
Revenues:
Service revenues	$2,146,838		$1,696,345	$3,920,989		$2,921,044
Product sales	300,053		236,074	579,857		371,494
Other revenue	32,237		46,074	59,582		81,907
Total revenues	2,479,128		1,978,493	4,560,428		3,374,445
Costs of revenues:
Labor and other costs of services	1,084,558		933,621	2,040,596		1,670,320
Costs of products	195,482		160,253	357,462		261,962
Total costs of revenues	1,280,040		1,093,874	2,398,058		1,932,282
Gross profit	1,199,088		884,619	2,162,370		1,442,163
Selling, general and administrative expenses	996,942		798,607	1,947,930		1,629,756
Income (loss) from operations	202,146		86,012	214,440		(187,593)
Other expense (income):
Interest expense	416		2,795	873		5,618
Other income, net	(1,857)		(275)	(3,544)		(1,051)
Income (loss) before income taxes	203,587		83,492	217,111		(192,160)
Income tax expense (benefit)	81,435		31,559	121,285		(46,809)
Net income (loss)	122,152		51,933	95,826		(145,351)
Net loss attributable to non-controlling interest	21,960		1,510	103,133		65,164
Net income (loss) attributable to Where Food Comes From, Inc.	$144,112		$53,443	$198,959		$(80,187)

Net income (loss) per share:
Basic	$0.01	$	*	$0.01	$	*
Diluted	$0.01	$	*	$0.01	$	*
Weighted average number of common shares outstanding:
Basic	23,805,559		22,695,810	23,780,911		22,694,343
Diluted	23,976,211		22,907,849	23,970,052		22,694,343

*Less than one cent ($0.01) per share.

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$3,480,274	$2,583,058
Restricted cash	—	250,000
Accounts receivable, net	974,658	979,532
Prepaid expenses and other current assets	141,271	126,938
Deferred tax assets	242,805	167,805
Total current assets	4,839,008	4,107,333
Property and equipment, net	202,574	231,886
Intangible and other assets, net	1,887,724	1,952,678
Goodwill	1,279,762	1,279,762
Long-term deferred tax assets	176,647	361,797
Total assets	$8,385,715	$7,933,456

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$441,655	$401,131
Accrued expenses and other current liabilities	116,707	65,849
Customer deposits	165,580	69,090
Deferred revenue	252,500	178,724
Short-term debt and current portion of notes payable	7,633	7,425
Current portion of capital lease obligations	4,514	4,397
Total current liabilities	988,589	726,616
Capital lease obligations, net of current portion	4,124	6,410
Notes payable and other long-term debt, net	12,360	16,245
Total liabilities	1,005,073	749,271

Contingently redeemable non-controlling interest	870,886	974,019

Shareholder’s equity:
Common stock	23,813	24,266
Additional paid-in-capital	7,378,989	7,428,754
Treasury stock	—	(150,849)
Accumulated deficit	(893,046)	(1,092,005)
Total equity	6,509,756	6,210,166
Total liabilities and stockholders' equity	$8,385,715	$7,933,456